CANCELLATION AND AMENDMENT OF WARRANTS

BETWEEN:	Orgenesis Inc. (the “Company”)

AND :	Derby Management LLC (“Derby”)

WHEREAS Derby Management LLC is not prepared to exercise its current outstanding warrants because it is assessing whether the milestone which would require its exercise of its warrants has been met, and it will take considerable time to complete such assessment; however Derby is prepared to immediately invest in the Company on the basis of a new unit offering.

AND WHEREAS in effecting the new arrangement, the Company and Derby wish to cancel and terminate certain warrants previously issued by the Company to Derby as follows:

Date Issued	Warrant No.	No. of Warrants	Exercise Price	Expiry Date

July 31, 2012	2012-07-31	500,000	$1.00	July 31, 2013

(the “Cancelled Warrants”)

and to amend the following warrants outstanding so as to remove any requirements to exercise based on milestones:

July 18, 2012	R2012-01-03	100,000	$1.00	April 30, 2015

which replaced the following warrant certificate:

April 30, 2012	2012-01-03	100,000	$1.00	April 30, 2015

(the “Amended Warrants”)

NOW THEREFORE for good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, I Gabriel Corpuz, the authorized signatory of Derby Management LLC, hereby consent and agree effective immediately to the cancellation and forfeiture of the Cancelled Warrants.

Derby Management LLC and the Company further agree to amend the Amended Warrants pursuant to the Amendment to Warrant dated November 30, 2012 and attached.

The parties acknowledge that upon completion of the private placement dated on or about November 30, 2012, Derby will have warrants totalling 1,200,000 shares in the capital of Orgenesis.

DATED as of the 30th day of November, 2012.

DERBY MANAGEMENT LLC		ORGENESIS INC.

Per:	/s/ Gabriel Corpuz	Per:	/s/ Vered Caplan
	Authorized Signatory		Authorized Signatory

AMENDMENT
to
SHARE PURCHASE WARRANTS

THIS WARRANT AMENDMENT SHOULD BE ATTACHED TO THE
ORIGINAL WARRANT CERTIFICATE

This Amendment to the Replacement Warrant (this “Amendment”) numbered R2012-01-03 is issued in connection with the Share Purchase Warrant (the “Warrant”) originally issued on April 30, 2012 and replaced on July 18, 2012 by Orgenesis Inc. (the “Company”) to Derby Management LLC (the “Holder”), which Warrant grants the Holder the right to purchase 100,000 shares of common stock of the Company. Capitalized terms used but not defined herein have the meaning given thereto in the Warrant.

THIS CERTIFIES THAT, the following amendments are hereby made to the Warrant:

  The two sentences on the first and second pages “Notwithstanding any other term of this Warrant, the Holder must also exercise 100,000 Warrants to purchase 100,000 Shares (as may be adjusted) by the earlier of the following: (i) twenty (20) Business Days after being notified in writing by the Company that the Company, or an Israel subsidiary of the Company, has signed an agreement with a clinical center; or (ii) the date that is six months from issuance. Notwithstanding any other term of this Warrant, the Holder must also exercise 100,000 Warrants to purchase 100,000 Shares twenty (20) Business Days after the Company has demonstrated to the Holder or its agents that the Company’s technology has achieved feasibility of enhancement of cell propagation capability” shall be deleted and of no further force or effect.

In all other respects, the Warrant will remain the same.

IN WITNESS WHEREOF, the Company has caused this Amendment to be signed by its duly authorized officer on November 30, 2012.

ORGENESIS INC.

Per: